CERTIFICATE OF FORMATION
OF
ZEA CAPITAL FUND LLC
A DELAWARE LIMITED LIABILITY COMPANY

This Certificate of Formation of ZEA CAPITAL FUND LLC (the “LLC”), dated as of the 23rd day of March, 2009, is being duly executed and filed by David E. Gardels, as an authorized person, to form a limited liability company pursuant to the Limited Liability Company Act of Delaware (6 Del. C. § 18-101, et seq.).

FIRST, the name of the LLC formed hereby will be Zea Capital Fund LLC

SECOND, the address of its registered office in the State of Delaware will be 160 Greentree Drive, Suite 101, Dover, Delaware  19904, County of Kent.

THIRD, the name and address of its registered agent for service of process on the LLC in the State of Delaware will be National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware  19904, County of Kent.

IN WITNESS WHEREOF, this Certificate of Formation has been executed by an authorized person as of the date first above written.

/s/ David E. Gardels
David E. Gardels, Authorized Person